Exhibit 99.1

BeiGene, Ltd.

BeiGene Reports Second Quarter 2016 Financial Results

WALTHAM, Mass, August 10, 2016, BeiGene, Ltd. (NASDAQ: BGNE), a clinical-stage biopharmaceutical company focused on developing innovative molecularly-targeted and immuno-oncology drugs for the treatment of cancer, today reported business highlights and financial results for the second quarter of 2016.

“We are pleased with the progress that we have made in our clinical programs and business operations for the first half of 2016,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman. “We have presented clinical data on all four of our clinical stage assets that we believe have demonstrated proof of concept for each. We have also initiated clinical trials for two proprietary combinations involving BGB-A317, our PD-1 antibody. In addition, we are now in the clinic in China with BGB-283, a RAF dimer inhibitor, and BGB-3111, a BTK inhibitor, and we anticipate receiving approvals to initiate clinical trials in China for our remaining candidates. In the second half of 2016, we anticipate clinical updates on our lead compound BGB-3111, and we look forward to continuing our momentum.”

Second Quarter 2016 and Recent Business Highlights

Clinical Programs:

BGB-3111, a potent and highly selective small molecule inhibitor of Bruton’s tyrosine kinase (BTK)

•                  Initiated a global combination trial of BGB-3111 with BGB-A317, our PD-1 antibody.

•                  Initiated the dose-expansion phase of the combination study with the anti-CD20 antibody, obinutuzumab.

•                  Initiated Phase I trial of BGB-3111 in China.

•                  Continued enrollment in the multi-indication dose-expansion phase of the BGB-3111 monotherapy trial in Australia, New Zealand, Korea, and the United States.

•                  Received orphan drug designations from the U.S. Food and Drug Administration for chronic lymphocytic leukemia, mantle cell lymphoma and Waldenstrom’s macroglobulinemia.

ir@beigene.com

BGB-A317, a humanized monoclonal antibody against the immune checkpoint receptor PD-1

•                  Presented initial clinical data from the Phase 1 dose-escalation monotherapy trial in advanced solid tumors at the 2016 American Society of Clinical Oncology Annual Meeting.

•                  Continued enrollment in the dose-expansion phase of a Phase 1 monotherapy trial in multiple indications.

•                  Continued enrollment in the global combination study of BGB-A317 and BGB-290, our PARP inhibitor, in advanced cancer patients.

BGB-290, a highly potent and selective PARP inhibitor

•                  Initiated the dose-expansion phase of a Phase 1 monotherapy trial.

•                  Continued enrollment in a Phase 1 combination study of BGB-290 and BGB-A317.

Expected Upcoming Milestones

BGB-3111 (BTK Inhibitor)

•                  Update data from the ongoing Phase 1 monotherapy study in the second half of 2016, including a presentation at the 9th International Workshop on Waldenström’s Macroglobulinemia and Symposium on Advances in Multiple Myeloma on October 7, 2016 in Amsterdam.

•                  Present clinical combination data in 2017.

•                  Initiate global registration program in 2016, pending feedback from regulatory authorities.

BGB-A317 (PD-1 Antibody)

•                  Continue and expand combination studies in 2016.

•                  Present updated data from the ongoing Phase I study in 2016 or 2017.

•                  Present clinical combination data in 2017.

BGB-290 (PARP Inhibitor)

•                  Present updated Phase 1 monotherapy study data in 2017.

•                  Present data from the combination study with BGB-A317 in 2017.

BGB-283 (RAF Dimer Inhibitor)

•                  Present dose-expansion data at a medical conference in first half of 2017.

Second Quarter 2016 Financial Results

Cash, Cash Equivalents, and Short-term Investments were $226.62 million as of June 30, 2016, compared to $100.49 million as of December 31, 2015. The increase reflects net initial public offering (IPO) proceeds received in the first quarter of 2016, partially offset by cash used in operating activities for the six months ended June 30, 2016.

The cash used in operations for the quarter and six months ended June 30, 2016 were $19.26 million and $39.10 million, respectively, as compared to $6.67 million and $13.20 million, respectively, for the same periods in 2015.  The increase was primarily attributable to higher operating expense and a decrease in accounts payable. Capital expenditure for the quarter and six months ended June 30, 2016 were $5.46 million and $8.76 million, respectively, as compared to $0.61 million and $1.03 million, respectively, for the same periods in 2015.

Revenue for the three months ended June 30, 2016 was $0.39 million, compared to $1.38 million for the three months ended June 30, 2015. The decrease in revenue for the second quarter was primarily attributable to revenue that was no longer being recognized for BGB-290 after the repurchase of its ex-China rights from Merck KGaA, Darmstadt, Germany in October 2015.

Research & Development (R&D) Expenses for the three months ended June 30, 2016 were $21.12 million, compared to $6.74 million for the three months ended June 30, 2015. The increase in R&D expenses was primarily attributable to increased spending on clinical activities for BGB-3111, BGB-A317, BGB-290, and BGB-283. In addition, R&D-associated stock option expenses were $0.74 million for the three months ended June 30, 2016 and $0.89 million for the three months ended June 30, 2015.

General & Administrative (G&A) Expenses for the three months ended June 30, 2016 were $3.90 million, compared to $1.21 million for the three months ended June 30,

2015. The increase in G&A expenses was primarily attributable to salary, bonus and share-based compensation as a result of increased headcount and professional service fees to support growing operations. In addition, G&A-associated stock option expense was $0.54 million for the three months ended June 30, 2016, compared to $0.02 million for the three months ended June 30, 2015.

Net Loss for the quarter ended June 30, 2016 was $24.12 million, compared to $5.64 million for the same period ended June 30, 2015. Net loss for the six months ended June 30, 2016 was $46.13 million, compared to $15.85 million for the six months ended June 30, 2015.

Financial Summary

Select Consolidated Balance Sheet Data (U.S. GAAP)

(Amounts in thousands of U.S. Dollars)

	June 30, 2016 (unaudited)	December 31, 2015 (audited)
Cash, cash equivalents, and short-term investments	$226,619	$100,486
Prepaid expenses and other current assets	6,135	5,783
Property and equipment, net	9,752	6,612
Total assets	251,230	116,764

Accounts payable	6,071	8,980
Senior promissory note	—	14,598
Long-term bank loan	10,553	6,188
Total shareholders’ equity (deficit)	$220,047	$(101,765)

Consolidated Statements of Operations (U.S. GAAP)

(Amounts in thousands of U.S. Dollars, except for number of ADSs and per ADS data) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Collaboration revenue	$393	$1,380	$1,070	$2,759
Operating expenses:
Research and development	(21,117)	(6,737)	(38,994)	(16,796)
General and administrative	(3,904)	(1,208)	(7,038)	(2,340)
Total operating expenses	(25,021)	(7,945)	(46,032)	(19,136)
Loss from operations	(24,628)	(6,565)	(44,962)	(16,377)
Interest income (expense)	121	136	411	(14)
Other income (expense)	518	788	(1,395)	538
Loss before income tax expense	(23,989)	(5,641)	(45,946)	(15,853)
Income tax expense	(135)	—	(179)	—
Net loss	$(24,124)	$(5,641)	$(46,125)	$(15,853)
Net loss per ADS, basic and diluted	$(0.73)	$(0.68)	$(1.66)	$(1.90)
Weighted-average number of ADS used in net loss per ADS calculation - basic and diluted	32,903,593	8,349,608	27,761,107	8,347,751

Consolidated Statements of Comprehensive Loss (U.S. GAAP)

(Amounts in thousands of U.S. Dollars) (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Net loss	$(24,124)	$(5,641)	$(46,125)	$(15,853)
Other comprehensive income/(loss), net of tax of nil:
Foreign currency translation adjustments	(486)	(32)	(390)	(81)
Unrealized holding gain (loss)	275	(365)	736	(421)
Comprehensive loss	$(24,335)	$(6,038)	$(45,779)	$(16,355)

About BeiGene

BeiGene is a global, clinical-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 250 scientists, clinicians and staff in mainland China, the United States, Australia and Taiwan, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding BeiGene’s financial condition; results of operations and business outlook; the sufficiency of its cash, cash equivalents and short-term investments; momentum of its product pipeline as well as the advancement of, and anticipated development and regulatory milestones and plans related to, BeiGene’s drug candidates and clinical trials, including commencing registration and combination trials and providing data readouts and updates for its clinical candidates.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success; BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in the BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor/Media Contact

Lucy Li, Ph.D.

+1 781-801-1800

ir@beigene.com

media@beigene.com